UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT NO. 333-36246

REGISTRATION STATEMENT NO. 333-47720

REGISTRATION STATEMENT NO. 333-107359

REGISTRATION STATEMENT NO. 333-129460

REGISTRATION STATEMENT NO. 333-144890

REGISTRATION STATEMENT NO. 333-169201

REGISTRATION STATEMENT NO. 333-213021

REGISTRATION STATEMENT NO. 333-232343

UNDER
THE SECURITIES ACT OF 1933

SINA CORPORATION
(Exact name of registrant as specified in its charter)

Cayman Islands (state or other jurisdiction of incorporation or organization)	Not Applicable (I.R.S. Employer Identification No.)

No. 8 SINA Plaza,
Courtyard 10, West Xibeiwang East Road

Haidian District

Beijing, 100193

People’s Republic of China

Telephone: +86 10 8262 8888
(Address of principal executive office)

SINANET.COM 1997 Stock Plan

SRS INTERNATIONAL LTD. 1997 Stock Option Plan

SINA.COM 1999 Stock Plan

SINA.COM 1999 Executive Stock Plan

SINA.COM 1999 Directors’ Stock Option Plan

SINA.COM 1999 Employee Stock Purchase Plan

The 2007 Share Incentive Plan, as amended and restated

The 2015 Share Incentive Plan
The 2019 Share Incentive Plan

(Full Title of the Plan)

Victor Lee
Chief Financial Officer
SINA.COM
1313 Geneva Drive
Sunnyvale, California 94089
(408) 548-0000

(for Registration Statement NO. 333-36246 and NO. 333-47720)

Charles Chao
2988 Campus Drive, Suite 100
San Mateo, CA 94403
(650) 638-9228

(for Registration Statement NO. 333-107359)

Charles Chao
Room 1802, United Plaza
1468 Nan Jing Road West
Shanghai 200040, China
(86-21) 6289 5678

(for Registration Statement NO. 333-129460 and NO. 333-144890)

SINA.COM ONLINE
883 N. Shoreline Blvd., Suite C200, Mountain View, CA 94043
(650) 210-9888

(for Registration Statement NO. 333-169201)

Law Debenture Corporate Services Inc.
400 Madison Avenue, 4th Floor
New York, New York 10017

(for Registration Statement NO. 333-213021)

Cogency Global Inc.
10 E. 40th Street, 10th Floor
New York, New York, 10016
+1 212 947 7200

(for Registration Statement NO. 333-232343)

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

SINA Corporation (the “Registrant”) is filing this post-effective amendment (“Post-Effective Amendment”) to the following registration statements on Form S-8 (collectively, the “Registration Statements”) to deregister all unsold securities originally registered by the Registrant pursuant to the Registration Statements:

i.                  Registration Statement No. 333-36246, filed with the Securities and Exchange Commission (the “Commission”) on May 4, 2000, with respect to a total of 12,137,380 ordinary shares of the Registrant, par value $0.133 per share (the “Ordinary Shares”), thereby registered for offer or sale pursuant to Registrant’s SINANET.COM 1997 Stock Plan, SRS INTERNATIONAL LTD. 1997 Stock Option Plan, SINA.COM 1999 Stock Plan,  SINA.COM 1999 Executive Stock Plan, SINA.COM 1999 Directors’ Stock Option Plan, and SINA.COM 1999 Employee Stock Purchase Plan;

ii.               Registration Statement No. 333-47720, filed with the Commission on October 11, 2000, with respect to a total of 2,621,469 Ordinary Shares, thereby registered for offer or sale pursuant to Registrant’s 1999 Stock Plan and 1999 Executive Stock Plan ;

iii.            Registration Statement No. 333-107359, filed with the Commission on July 25, 2003, with respect to a total of 2,250,000 Ordinary Shares, thereby registered for offer or sale pursuant to Registrant’s 1999 Stock Plan;

iv.           Registration Statement No. 333-129460, filed with the Commission on November 4, 2005, with respect to a total of 1,875,000 Ordinary Shares, thereby registered for offer or sale pursuant to Registrant’s 1999 Stock Plan and 1999 Directors’ Stock Option Plan;

v.              Registration Statement No. 333-144890, filed with the Commission on July 26, 2007, with respect to a total of 5,000,000 Ordinary Shares, thereby registered for offer or sale pursuant to Registrant’s 2007 Share Incentive Plan;

vi.           Registration Statement No. 333-169201, filed with the Commission on September 3, 2010, with respect to a total of 5,000,000 Ordinary Shares, thereby registered for offer or sale pursuant to Registrant’s 2007 Share Incentive Plan;

vii.        Registration Statement No. 333-213021, filed with the Commission on August 9, 2016, with respect to a total of 6,000,000 Ordinary Shares, thereby registered for offer or sale pursuant to Registrant’s 2015 Share Incentive Plan; and

viii.     Registration Statement No. 333-232343, filed with the Commission on June 26, 2019, with respect to a total of 3,477,643 Ordinary Shares, thereby registered for offer or sale pursuant to Registrant’s 2019 Share Incentive Plan.

On September 28, 2020, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Sina Group Holding Company Limited (formerly known as New Wave Holdings Limited, “Parent”) and New Wave Mergersub Limited (“Merger Sub”), a wholly-owned subsidiary of Parent.  On March 22, 2021 (the “Effective Time”), pursuant to the Merger Agreement, Merger Sub was merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving company and a wholly-owned subsidiary of Parent.  Upon completion of the Merger, the Registrant became a privately-held company.

As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to the Registration Statements.  The Registrant hereby removes from registration, by means of this Post-Effective Amendment, any and all of the securities registered under the Registration Statements that remained unsold as of the Effective Time.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the People’s Republic of China on March 26, 2021.

SINA Corporation

By:	/s/ Bonnie Yi Zhang
Name:	Bonnie Yi Zhang
Title:	Chief Financial Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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